Exhibit 10.1

CREDO PETROLEUM CORPORATION

KEY EMPLOYEE RETENTION PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF JUNE 12, 2008

Originally Effective: July 10, 1996

KEY EMPLOYEE RETENTION PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF JUNE 12, 2008

This Key Employee Retention Plan, originally made and entered into to be effective as of the 10th day of July, 1996, is hereby amended and restated effective as of the 12th day of June, 2008 by CREDO Petroleum Corporation.

1.             PURPOSE

The purpose of the CREDO Petroleum Corporation Key Employee Retention Plan (the “Plan”) is to provide a bonus incentive to certain key employees of CREDO Petroleum Corporation (the “Company”) to remain in the employ of the Company during periods when the future of the Company or the location of the Company is uncertain due to a potential Change of Control of the Company or Relocation of the Company.  In particular, the Plan is designed to keep employees who are in a position to contribute materially to the successful Change of Control of the Company or Relocation of the Company and to prevent the loss of employees in the event such a Change of Control or Relocation of the Company fails to occur.

A “Change of Control” shall be deemed to have occurred if any one of the events set forth below occurs.

a.                                       Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13-d-3 under the 1934 Act), directly or indirectly, of 30% or more of the then outstanding voting stock of the Company.

b.                                      The stockholders of the Company approve a merger, combination, consolidation of the Company with any other entity resulting in the voting securities of the Company immediately prior to the consolidation representing less than 51% of the merged, combined, or consolidated company’s voting securities.

c.                                       Any transaction (or combination of transactions) is consummated for the sale, disposition, or liquidation of at least 50% of the Company’s net assets provided, however, that this provision shall not apply if the sale, disposition, or liquidation results in a transfer of at least 50% of the net assets to a majority owned subsidiary of the Company.  Net assets are total assets less liabilities.

d.                                      Election of one-third of the members of the Company’s Board of Directors proposed by any party or group nominating directors in opposition to the directors nominated for election by the Company’s then existing Board of Directors.

It is expected that the date of any Change of Control will be fixed by the occurrence of certain events; however, in the event of uncertainty, the Board of Directors may clarify the date as of which a Change of Control shall be deemed to have occurred.

A “Relocation” shall be deemed to have occurred if the offices of the Company where a Participant is located are moved and relocated to another area at least 30 miles from the current offices of the Company where a Participant is located.

2.             ADMINISTRATION

The Plan shall be administered by the Board of Directors or the Executive Committee thereof (the “Board”) and both the Board of Directors and the Executive Committee shall have all of the authority granted herein, except as otherwise specifically reserved to the Board of Directors.  In the event of a conflict between the Board of Directors and the Executive Committee, the decision of the Board of Directors shall control.  The Board of Directors shall have sole discretion to interpret the terms of the Plan.

3.             PARTICIPATION

The Board shall designate those employees who are to participate in the Plan (hereinafter “Participant(s)”) and the effective date of their participation, and shall advise each Participant in writing stating the terms and the conditions of this participation (“Participation Letter”).  At any time in its sole discretion, the Board may terminate any Participant’s employment with the Company or may terminate any employee’s status as a Participant in the Plan, except that the Board may not terminate a Participant’s status as a Plan Participant at any time when a Change of Control or Relocation is threatened, under discussion, in progress, subject to legal consideration, or subject to applicable approval, or following a Change of Control or Relocation, until the Participant’s Compensation earned and received after the date of such Change of Control or Relocation is equal to the Qualified Payments defined in Section 4.

4.             PARTICIPANT BENEFITS UPON QUALIFIED TERMINATION

In the event of Change of Control or Relocation resulting in a Qualified Termination, as described in Section 5, each Participant shall be entitled to the benefits provided under this Section 4.  The Company shall borrow funds, if necessary, to pay for the benefits provided hereunder.

a.                                       Each Participant shall be entitled to receive a “Qualified Payment” in cash equal to a minimum of the difference between: (i) the result of (A) Participant’s Monthly Base Salary (as indicated in the Company’s payroll records or minutes of Board meetings) plus one-twelfth (1/12) of the greater of (aa) the Participant’s bonus for the immediately preceding year or (bb) the Participant’s average bonus for the immediately preceding three years (as indicated in the Company’s payroll records or minutes of Board meetings) multiplied by (B) the number of years (including fractions thereof) which the Participant has been employed by the Company, or such other greater amount as the Board may deem appropriate considering the circumstances and documented in writing to the Participant, and (ii) the salary payments earned and received by the Participant for his or her employment with the Company after the date of the Change of Control or

Relocation.  The Qualified Payment shall be a lump sum cash payment to be made on the date a Qualified Termination occurs.

b.                                      Unless specifically prohibited or restricted in a Company welfare benefit plan or by law, each Participant shall be entitled to continue any participation he had immediately prior to the Change of Control or Relocation in each of the Company’s welfare benefit plans (as set forth in, or on a schedule to, any Change of Control transaction agreement or Relocation plan or in the absence of such an agreement, schedule or plan, any benefit paid by the Company on behalf of the Participant) (herein after “Benefits”) for a minimum period equal to the difference between” (i) one month for each year or partial year that the Participant has been employed by the Company and (ii) one month for each complete month during which the Participant has been employed after the Change of Control or Relocation, or such greater period as the Board may deem appropriate (“Coverage Period”).  To the extent that any Company welfare benefit plan is a group health plan that is subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law (“COBRA”), each Participant’s entitlement to participation in such plan during the Coverage Period shall comply with the following:

i.                                          Coverage during the COBRA period.  Provided that the Participant timely elects continuation health insurance coverage under COBRA, COBRA coverage shall be provided on the same basis as Participant’s health insurance coverage, including eligible dependents (“Dependents”) and coverage elections, in effect at the Separation Date (“Participant’s Company Heath Coverage”).  Participant’s share of the COBRA premiums shall be equal to the proportion of the Participant’s Company Health Coverage premium that the Participant was required to pay immediately prior to the Change of Control or Relocation until the first to occur of (A) the termination of the Participant’s COBRA coverage, or (B) the end of the Coverage Period.

ii.                                       Coverage after the COBRA period.  If the Participant is entitled to a Coverage Period that exceeds the Participant’s COBRA period and the Participant applies for and receives comparable replacement insurance coverage effective as of the first day of the month after the Participant ceases to be eligible for COBRA coverage (“COBRA Replacement Health Insurance”), then, during the period beginning on the date when the Participant ceases to be eligible for COBRA coverage and ending on the last day of the Coverage Period, the Participant shall be reimbursed in an amount equal to the proportion of the Participant’s Company Health Coverage premium that the Participant was required to pay immediately prior to the Change of Control or Relocation, as applied to the Participant’s COBRA Replacement Health Insurance.  Such reimbursement shall be paid within thirty (30) days of the Participant’s submission of proof of premium payment.

5.             QUALIFIED TERMINATION

“Qualified Termination” shall mean:

a.                                       In the event of a Change of Control, a “Qualified Termination” shall mean (i) a  termination of the Participant’s employment by the Company or its successor effective on the date of a Change of Control; or (ii) in the event of a Change of Control, if the Participant remains employed at the discretion of the new controlling party and the Participant’s compensation earned and received after the date of such Change of Control has not equaled the Qualified Payment, a termination for either of the following reasons:

A.            by the Company or its successor for any reason other than for Cause; or

B.            by the Participant for Good Reason.

b.                                      In the event of a Relocation, a “Qualified Termination” shall mean (i) a termination of the Participant’s employment by the Company or the Participant if, and only if, the Participant chooses not to relocate or the Company terminates the Participant’s employment other than for Cause on the date of such Relocation,  provided that the Participant is employed by the Company on the date when such Relocation occurs; or (ii) in the event of a Relocation, if the Participant remains employed by mutual agreement of the Company and the Participant at a location that does not qualify as a Relocation for that Participant, and the Participant’s compensation earned and received after the date of such Relocation has not equaled the Qualified Payment, a termination for any of the following reasons:

A.            by the Company for any reason other than for Cause; or

B.            by the Participant for any reason.

c.                                       “Cause” shall mean (i) serious, willful dishonesty toward, fraud upon, or deliberate injury or attempted deliberate injury to the Company; (ii) final conviction for a felony or crime involving moral turpitude; (iii) willful refusal or willful failure to follow the lawful directions of the Board; or (iv) gross violation of the Company’s or its successor’s established policies and procedures.  The effect of this definition shall be limited to determining the consequences of a termination and shall not restrict or otherwise interfere with the Company’s or its successor’s discretion with respect to the termination of any Participant’s employment.

d.                                      “Good Reason” shall mean the occurrence of any of the following conditions within the twenty-four (24) month period following the Change of Control, provided that the Participant gives the Company or its successor written notice of such condition within ninety (90) days of its occurrence, and the Company or its successor fails to remedy the condition within thirty (30) days of its receipt of notice:

i.              material diminution by the Company or its successor of the Participant’s authority, duties or responsibilities or the responsibilities of the supervisor to whom the Participant is required to report, which change would cause the Participant’s position to become one of less responsibility, importance or scope, including the requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board of Directors;

ii.             material diminution of the budget making over which the Participant retains authority;

iii.            material reduction by the Company or its successor of the Participant’s base salary in effect immediately preceding the Change of Control;

iv.            the Company or its successor requiring the Participant to be based anywhere other than within twenty miles of the Company’s principal office location immediately preceding the Change of Control, except for required business travel to an extent substantially consistent with the Participant’s business travel requirements immediately preceding the Change of Control; or

v.             any other action or inaction that constitutes a material breach by the Company or its successor of the agreement under which the Participant provides services.

6.             LIMITATIONS OF PAYMENTS TO PARTICIPANTS

Notwithstanding any other provision of this Plan, in the event that any payment (or portion thereof) to be made hereunder to a Participant would constitute a “parachute payment” for purposes of Section 280G(b)(2) of the Code, such payment (or portion thereof) shall be reduced so that the remaining portion of such payment (if any) does not constitute a parachute payment.  In the event that more than one payment (or portion thereof) would constitute a parachute payment, the preceding sentence shall be applied to such payments in the order designated by the Participant until none of the remaining payments (or portions thereof) constitute parachute payments.  If the Participant does not designate the order in which such payments shall be reduced, each payment (or portion thereof) shall be reduced in the order in which it is payable starting with the payment payable last in time, and then the payment payable next to last in time, and so forth until none of the remaining payments (or portions thereof) constitute parachute payments.

7.             SAVINGS PROVISION FOR SECTION 409A OF THE CODE

Notwithstanding any other provision of this Plan, it is the intention of the Company that the Plan comply with and be administered in accordance with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.  To the extent such potential payments or benefits could become subject to such Section, the Company shall amend this Agreement with the goal of giving the Participant the economic benefits described herein in a manner that does not result in the imposition of additional tax under Section 409A of the Code.  Notwithstanding any provision to the contrary,

a.                                       to the extent the Participant is considered a specified employee under Section 409A of the Code and would be entitled to a payment during the six month period beginning on the Participant’s date of the termination that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to the Participant until the earlier of the six month anniversary of the Participant’s date of termination or the Participant’s death; and

b.                                      if on the date of termination of the Participant’s employment with the Company or its successor, Participant would not have a separation from service within the meaning of Section 409A of the Code and the Treasury Regulations thereunder (“Separation From Service”) and, as a result of such termination of employment, would receive any payment that, absent the application of this Section 7(b), would be subject to additional tax imposed pursuant to Section 409A of the Code, then such payment shall instead be payable on the date that is the earliest of (1) Participant’s Separation From Service, (2) the date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (3) the Participant’s death, or (4) such other date as will not result in such payment being subject to such additional tax.

8.             ACCELERATION OF VESTING UPON CHANGE OF CONTROL OR RELOCATION

Notwithstanding any provision contained in a Stock Option Plan or Option Agreement of the Company, and unless barred by law or because a stockholders vote is required, if a Participant has been granted options to acquire shares of the Company’s stock, which options vest or become exercisable over a period of time and which are not fully vested or exercisable at the date of the Change of Control or Relocation, the rights of the Participant under such option shall be accelerated so that all of such options shall be vested and exercisable the day immediately preceding the date of such Change of Control or Relocation as determined by the Board.

9.             ESTABLISHMENT OF ESCROW UPON A CHANGE OF CONTROL

The Board shall require that the Company, immediately prior to a Change of Control, establish an escrow account, at a bank selected by the Board, with funds estimated to be sufficient, taking into consideration reasonable estimates of inflation in Benefit costs, to provide all Qualified Payments and Benefits in accordance with the Plan’s terms.  It is the Company’s intention that this Plan shall be an unfunded plan not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The Company shall enter into an escrow agreement with the bank which shall provide: (i) the funds shall be held to meet the obligations of this Plan, (ii) to the extent that Participant salary payments received from and months of employment with the new controlling party after a Change of Control reduce a Participant’s Qualified Payment and Benefits, as provided in Section 4 above, the amount of such reduction (dollar reduction in the case of Qualified Payments and monthly premium payment contributions or reimbursements in the case of Benefits) shall be paid to the Company, (iii) to the extent that the actual cost of the Qualified Payments and Benefits exceed the amount placed in escrow, the new controlling party after the Change of Control shall contribute the difference to the escrow account on an ongoing basis, and (iv) to the extent any funds remain in escrow following the payment of all benefits of this Plan, the escrow shall terminate, and the remaining funds shall be paid to the Company.  Payments to and contributions by the Company, as required under clauses (ii) and (iii) above, may be netted, provided that such payments and contributions are required with respect to the same six month period.

10.           AMENDMENT AND TERMINATION

So long as there is no agreement, letter of intent or action in progress which, if consummated, would result in, or has caused a Change of Control or Relocation, the Plan may be amended by a two-thirds majority vote of the entire Board of Directors without the consent of the Participants.  Otherwise the Plan may not be amended to affect the rights of any Participant whose rights were granted hereunder prior to said point in time or the written consent of such Participant to the amendment has been obtained.  This Plan may be terminated at any time unless there is a pending threat of Change of Control or Relocation, a pending discussion or negotiation for Change of Control or Relocation , or a Change of Control or Relocation in progress.  No termination may occur upon or after a Change of Control or Relocation.

11.           BENEFIT OF PLAN

The Plan shall be binding upon and shall inure to the benefit of the Participants, the Participants’ heirs and legal representatives, and the Company and its successors.  The term “successor” shall mean any person, firm, corporation or other business entity that, at any time whether by merger, acquisition or otherwise, is a party to a Change of Control as described in Section 1.

12.           EMPLOYMENT RELATIONSHIP

Nothing contained in this Plan or in any Participation Letter received by a Participant shall restrict or otherwise interfere with the discretion of the Company or its successor with respect to the termination of any Participant’s employment.

13.           NON-ASSIGNABILITY

Each Participant’s rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require.  Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.

14.           SEVERABILITY

In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected and shall remain in full force and effect to the fullest extent permitted by law.

15.           EXPENSES

Any dispute or controversy arising out of or relating to this Plan, including without limitation any claim by a Participant under any federal, state or local law or statute, shall be settled by arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in force.  The hearing on any such arbitration shall be held in Denver, Colorado.  If such Commercial Arbitration Rules and practices shall conflict with the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern.

Within thirty (30) days after the receipt by the Company or a Participant of a written notice to arbitrate from a Participant or the Company, respectively, the Company and the Participant shall mutually select the arbitrator.  If the Company and the Participant cannot agree on such arbitrator, the selection of the arbitrator shall be made in accordance with the procedures of the American Arbitration Association.

Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law.  Each award shall expressly entitle the prevailing party to recover such party’s attorneys’ fees and costs, and the award shall specifically allocate such fees and costs between the parties.  All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and execution issued therefore.  At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefore, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.

16.           COLORADO LAW TO GOVERN AND COLORADO VENUE INTENDED

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Colorado without regard to the conflict of law principles thereof.  It is also intended that each Participant shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute arising from or relating to the Plan.

DATED as of June 12, 2008.

CREDO PETROLEUM CORPORATION

	By:	/s/ James T. Huffman
James T. Huffman
Chairman of the Board of Directors